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                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-(b) (c),
            AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                           (Amendment No.______) (1)


                                 TALK CITY, INC.
                                (Name of Issuer)

                                  COMMON SHARES
                         (Title of Class of Securities)

                                    874263106
                                 (CUSIP Number)

                                  JULY 22, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                  / /      Rule 13d-1(b)

                  / /      Rule 13d-1(c)

                  /X/      Rule 13d-1(d)


--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 874263106                                                  PAGE 2 OF 9

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                               HEARST COMMUNICATION, INC.


2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                         (b) / /

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                               DELAWARE

                         5   SOLE VOTING POWER
   NUMBERS OF
     SHARES
  BENEFICIALLY
    OWNED BY             6   SHARED VOTING POWER
      EACH
    REPORTING                                  1,259,554
    PERSONAL
      WITH               7   SOLE DISPOSITIVE POWER



                         8   SHARED DISPOSITIVE POWER

                                               1,259,554

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               1,259,554

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             5.1%

12         TYPE OF REPORTING PERSON

                             CO


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CUSIP NO. 874263106                                                  PAGE 3 OF 9

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                               HEARST MAGAZINES PROPERTY, INC.

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                         (b) / /

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                               DELAWARE

                         5   SOLE VOTING POWER
   NUMBERS OF
     SHARES
  BENEFICIALLY
    OWNED BY             6   SHARED VOTING POWER
      EACH
    REPORTING                                  1,259,554
    PERSONAL
      WITH               7   SOLE DISPOSITIVE POWER



                         8   SHARED DISPOSITIVE POWER

                                               1,259,554

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               1,259,554

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             5.1%

12         TYPE OF REPORTING PERSON

                             CO




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CUSIP NO. 874263106                                                  PAGE 4 OF 9

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                               HEARST HOLDINGS, INC.

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                         (b) / /

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                               DELAWARE

                         5   SOLE VOTING POWER
   NUMBERS OF
     SHARES
  BENEFICIALLY
    OWNED BY             6   SHARED VOTING POWER
      EACH
    REPORTING                                  1,259,554
    PERSONAL
      WITH               7   SOLE DISPOSITIVE POWER



                         8   SHARED DISPOSITIVE POWER

                                               1,259,554

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               1,259,554

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             5.1%

12         TYPE OF REPORTING PERSON

                             CO




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CUSIP NO. 874263106                                                  PAGE 5 OF 9

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                               THE HEARST CORPORATION

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                         (b) / /

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                               DELAWARE

                         5   SOLE VOTING POWER
   NUMBERS OF
     SHARES
  BENEFICIALLY
    OWNED BY             6   SHARED VOTING POWER
      EACH
    REPORTING                                  1,259,554
    PERSONAL
      WITH               7   SOLE DISPOSITIVE POWER



                         8   SHARED DISPOSITIVE POWER

                                               1,259,554

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               1,259,554

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             5.1%

12         TYPE OF REPORTING PERSON

                             CO




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CUSIP NO. 874263106                                                  PAGE 6 OF 9

1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                               THE HEARST FAMILY TRUST

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                         (b) / /

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                               CALIFORNIA

                         5   SOLE VOTING POWER
   NUMBERS OF
     SHARES
  BENEFICIALLY
    OWNED BY             6   SHARED VOTING POWER
      EACH
    REPORTING                                  1,259,554
    PERSONAL
      WITH               7   SOLE DISPOSITIVE POWER



                         8   SHARED DISPOSITIVE POWER

                                               1,259,554

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               1,259,554

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             5.1%

12         TYPE OF REPORTING PERSON

                             OO


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CUSIP NO. 874263106                                                  PAGE 7 OF 9

ITEM 1(a)                NAME OF ISSUER:

                         Talk City, Inc. (the "Issuer")

ITEM 1(b)                ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         1919 South Bascom Ave., Campbell, California 95008

ITEM 2(a)                NAME OF PERSON(S) FILING:

                         (i) Hearst Communications, Inc. ("Hearst Communications");

                         (ii) Hearst Magazines Property, Inc. ("Hearst Magazines");

                         (iii)    Hearst Holdings, Inc. ("Hearst Holdings");

                         (iv)     The Hearst Corporation ("Hearst"); and

                         (v)      The Hearst Family Trust (the "Trust").

                         Each of Hearst Communications, Hearst Magazines, Hearst Holdings, Hearst and the Trust have executed a joint filing agreement, which is attached hereto as Exhibit A.

ITEM 2(b)                ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                         RESIDENCE:

                         The principal business office of each of Hearst Communications, Hearst Magazines, Hearst Holdings and Hearst is: 959 Eighth Avenue, New York, New York 10019. The principal business office of the Trust is: 888 Seventh Avenue, New York, 10106.

ITEM2(c)                 CITIZENSHIP:

                         Each of Hearst Communications, Hearst Magazines, Hearst Holdings and Hearst is a corporation organized under the laws of the State of Delaware. The Trust is a testamentary trust formed under the laws of the State of California.

ITEM 2(d)                TITLE OF CLASS OF SECURITY:

                         Common Stock.

ITEM 2(e)                CUSIP NUMBER:

                         874263106

ITEM 3. If this statement is filed pursuant to Rules 13d-2(b) or (c), check whether the person filing is a:

                         (a) / / Broker or dealer registered under Section 15 of
                                 the Exchange Act.




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CUSIP NO. 874263106                                                  PAGE 8 OF 9

                         (b) / / Bank as defined in Section 3(a)(6) of the
                                 Exchange Act.

                         (c) / / Insurance company as defined in Section
                                 3(a)(19) of the Exchange Act.

                         (d) / / Investment company registered under Section 8
                                 of the Investment Company Act.

                         (e) / / An investment adviser in accordance with Rule
                                 13d-1(b)(1)(ii)(E);

                         (f) / / An employee benefit plan or endowment fund in
                                 accordance with 13d-1(b)(1)(ii)(F);

                         (g) / / A parent holding company or control person in
                                 accordance with Rule 13d-1(b)(ii)(G);

                         (h) / / A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act;

                         (i) / / A church plan that is excluded from the
                                 definition of an investment company under
                                 Section 3(c)(14) of the Investment Company Act;

                         (j) / / Group, in accordance with Rule
                                 13(d-1)(b)(1)(ii)(J).

ITEM 4                   OWNERSHIP.

                              (a)    Amount beneficially owned: 1,259,554

                              (b)    Percent of class:  5.1%

                              (c)    Number of shares as to which person has:

                                     (i)      Sole power to vote or direct the
                                              vote:  0

                                     (ii)     Shared power to vote or direct the
                                              vote:    1,259,554

                                     (iii)    Sole power to dispose or to direct
                                              the deposition of:  0

                                     (iv)     Shared power to dispose or to
                                              direct the deposition of:
                                              1,259,554

ITEM 5.                  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                         Not applicable.




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CUSIP NO. 874263106                                                  PAGE 9 OF 9

ITEM 6                   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ANOTHER PERSON.

                         As of February 14, 2000, the filing persons own 1,259,554 shares of common stock of the Issuer (the "Securities"). Pursuant to the definition of "beneficial owner" set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, each of Hearst Magazines, Hearst Holdings, Hearst and the Trust may be deemed to beneficially own the Securities. Hearst Magazines has the power to direct the voting and disposition of the Securities as the controlling shareholder of Hearst Communications. Hearst Holdings has the power to direct the voting and disposition of the Securities as the sole stockholder of Hearst Magazines. The Trust and Hearst have the power to direct the voting and disposition of the Securities as the direct or indirect sole stockholders of Hearst and Hearst Holdings, respectively. Accordingly, for purposes of this Statement: (i) Hearst Communications is reporting that it shares the power to direct the voting and disposition of the total of 1,259,554 shares of Common Stock beneficially owned by it and (ii) Hearst Magazines, Hearst Holdings, Hearst and the Trust are reporting that they share the power to direct the voting and disposition of the 1,259,554 shares of Common Stock beneficially owned by Hearst Communications, representing approximately 5.1% of the Issuer's Common Stock outstanding.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         Not applicable.

ITEM 8                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                         GROUP.

                         Not applicable.

ITEM 9                   NOTICE OF DISSOLUTION OF GROUP.

                         Not applicable.

ITEM 10                  CERTIFICATION.

                         Not applicable.




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2000

                                   HEARST COMMUNICATIONS, INC.


                                   By:   /s/  James M. Asher
                                       ----------------------------------
                                       Name:  James M. Asher
                                       Title: Vice President; Chief Legal
                                              and Development Officer




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2000

                                   HEARST MAGAZINES PROPERTY, INC.


                                   By: /s/ John A. Rohan, Jr.
                                       ----------------------------------
                                       Name: John A. Rohan, Jr.
                                       Title: Vice President




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2000

                                   HEARST HOLDINGS, INC.


                                   By:   /s/  James M. Asher
                                       ----------------------------------
                                       Name:  James M. Asher
                                       Title: Vice President; Chief Legal
                                              and Development Officer




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2000

                                   THE HEARST CORPORATION


                                   By:   /s/  James M. Asher
                                       ----------------------------------
                                       Name:  James M. Asher
                                       Title: Vice President; Chief Legal
                                              and Development Officer




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2000

                                   THE HEARST FAMILY TRUST


                                   By: /s/ Victor F. Ganzi
                                       ----------------------------------
                                       Name: Victor F. Ganzi
                                       Title: Trustee




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